February 28, 2002
Capstone Series Fund, Inc.
5847 San Felipe, Suite 4100
Houston, Texas 77057


RE:  Capstone Growth Fund

Dear Sirs:

     We have acted as counsel for Capstone Growth Fund ("Fund"), a series of Capstone Series Fund, Inc. ("Registrant") and are familiar with the Fund's registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, "Registration Statement"). The Fund is a separate series of shares of Registrant, which is organized as a corporation under the laws of Maryland.

     We have examined Registrant's Articles of Incorporation and other materials relating to the authorization and issuance of shares of common stock of the Fund, Post-Effective Amendment No. 30 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

     Based upon the foregoing, we are of the opinion that the Fund's shares proposed to be sold pursuant to Post-Effective Amendment No. 30 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the shares of the Fund, as described in Post-Effective Amendment No. 30 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant or the Fund.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 30 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund's shares of common stock, as indicated above, and to references to our firm, as counsel to the Fund, in the Fund's prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 30 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,



DECHERT